Exhibit 10.5

Execution Version

June 22, 2016

To:Liberty Media Corporation

12300 Liberty Blvd

Englewood, CO 80112

Attention: Treasurer

Telephone No.:   (720) 771-0584

Facsimile No.:    (720) 875-6526

From:WELLS FARGO SECURITIES, LLC

solely as agent of Wells Fargo Bank, National Association

375 Park Avenue

New York, NY 10152

Attn: Derivatives Structuring Group

Telephone: 212-214-6101

Facsimile: 212-214-5913

Re:Base Warrants

The purpose of this letter agreement (this “Amended and Restated Confirmation”) is to amend and restate the terms and conditions of the Warrants issued by Liberty Media Corporation (“Company”) Wells Fargo Bank, National Association (“Dealer”) as of the Trade Date specified below (the “Transaction”) to give effect to the adjustments in respect of the common stock reclassification (the “Reclassification”) effected by Company in April 2016 and to reflect all adjustments under the Transaction prior to the occurrence of the Reclassification.  The parties agree that adjustments to the Transaction in connection with the Reclassification shall be deemed to be effective as of April 15, 2016.  Dealer is acting as principal and Wells Fargo Securities, LLC (“Agent”), its affiliate, is acting as agent for Dealer for the Transaction under this Amended and Restated Confirmation.  This Amended and Restated Confirmation, dated June 22, 2016 (the “Amendment and Restatement Date”), amends and restates in its entirety the Confirmation, dated October 10, 2013, between Dealer and Company (the “Original Confirmation”) and constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  All references to the Original Confirmation in any documentation between the parties shall be to this Amended and Restated Confirmation.  This Amended and Restated Confirmation shall replace any previous agreements, including the Original Confirmation, and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Amended and Restated Confirmation.  In the event of any inconsistency between the Equity Definitions and this Amended and Restated Confirmation, this Amended and Restated Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Amended and Restated Confirmation relates on the terms and conditions set forth below.

1.This Amended and Restated Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Amended and Restated Confirmation relates.  This Amended and Restated Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and the other elections specified herein) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Amended and Restated Confirmation, this Amended and Restated Confirmation will prevail for the purpose of the Transaction to which this Amended and Restated Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Amended and Restated Confirmation relates shall be governed by the Agreement.

2.The Transaction is a Warrant Transaction, which shall be considered a Share Basket Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Amended and Restated Confirmation relates are as follows:

General Terms.

Trade Date:	October 10, 2013

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:

Equity call warrants, each giving the holder the right to purchase a number of Baskets equal to the Warrant Entitlement at a price per Basket equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below.  For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Basket:	As specified in Annex I

Number of Warrants:	6,327,035. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Basket per Warrant

Strike Price:	USD 61.1600

Premium:	USD 49,659,930

Premium Payment Date:	October 17, 2013

Exchange:	In respect of each Share comprising the Basket, The NASDAQ Global Select Market

Related Exchange(s):	In respect of each Share comprising the Basket, all Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:

Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 81st Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, (i) if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce the Daily Number of Warrants with respect to which such date is an Expiration Date, as it deems appropriate (including, for the avoidance of doubt, reducing such Daily Number of

Warrants to zero) and shall designate one or more Scheduled Trading Days as the Expiration Date(s) for the number of Warrants by which such Daily Number of Warrants has been reduced and (ii) if any such date is a Disrupted Day in respect of fewer than all Shares comprising the Basket or for different durations in respect of any such Shares, in lieu of or in addition to the adjustments described in clause (i) hereof, the Calculation Agent may value all or a portion of the Shares comprising the Basket on such date (and/or all or a portion of the applicable Daily Number of Warrants) and shall designate one or more Scheduled Trading Days as Valuation Dates for the portion of the Shares (or the Daily Number of Warrants) not valued on such date (in which case, the applicable Relevant Share Price (as defined below) shall be an appropriately weighted average and the Settlement Date shall be postponed for any Warrant until such time as the entire Basket for such Warrant has been valued); and provided further that if the Expiration Date or Valuation Date designated pursuant to the preceding proviso has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and/or Valuation Date and the Calculation Agent shall determine the Settlement Price (or portion thereof) using its good faith estimate of the fair market value for the applicable Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.  Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day with respect to each Share comprising the Basket.  Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

First Expiration Date:	January 16, 2024 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants divided by the number of Expiration Dates, in each case as of the First Expiration Date, rounded down to the nearest whole number (with any excess from rounding allocated to the final scheduled Expiration Date), subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:

Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption,” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related generally applicable policies and procedures (whether or not such requirements, policies or procedures are required by law or have been voluntarily adopted by Dealer), for Dealer to refrain from or decrease any market activity in connection with the Transaction.  Dealer shall notify Company as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method Election:

Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or any Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Baskets equal to the Basket Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of the Shares comprising such Basket at the time of delivery of such Basket or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in USD in lieu of any fractional Shares based on the applicable Relevant Share Price on the relevant Valuation Date.

Basket Delivery Quantity:

For any Settlement Date, a number of Baskets, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date,  (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Settlement Price:

For any Valuation Date, subject to the provisos to “Expiration Dates” above, the sum of the products of the Relevant Share Prices (as defined below) on such Valuation Date for each Share comprising the Basket multiplied by the relevant Number of Shares comprising the Basket.

The “Relevant Share Price” shall mean, on any Valuation Date and for any Share comprising the Basket, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page for such Share (as set forth in Annex I) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable or is manifestly incorrect, as determined by the Calculation Agent, the market value of one such Share on such Valuation Date, as determined by the Calculation Agent).

Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day in respect of any Shares comprising the Basket and (ii) the Calculation Agent determines to reduce the Daily Number of Warrants for such Expiration Date and/or, if applicable, value all or a portion of the Shares comprising the Basket (and/or the Daily Number of Warrants) on such Expiration Date, as described above, then the Relevant Share Prices for the relevant Valuation Date shall be the volume-weighted average prices of the relevant Shares on such Valuation Date, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event in respect of such Shares or any Shares, as applicable.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof and the provisos to “Expiration Dates” above; provided that Section 9.4 of the

Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:

If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:

Calculation Agent Adjustment.  For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Basket, the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement and may consider the trading and other characteristics (and expected trading and other characteristics) of the Shares comprising the Basket (including, without limitation, the liquidity and volatility characteristics thereof) for a period of time it determines appropriate following the occurrence of the relevant event.  Notwithstanding the foregoing, any cash dividends or cash distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Amended and Restated Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity

Definitions and an Additional Termination Event under Section 9(h)(ii) of this Amended and Restated Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment (Calculation Agent Determination), at Dealer’s sole election.

Share-for-Combined:

Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment  (Calculation Agent Determination), at Dealer’s sole election; provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:

Applicable; provided that (i) Section 12.1(d) of the Equity Definitions is hereby amended by inserting the words “Shares (determined individually for each Share comprising the Basket) or” immediately after the words “the outstanding” in the fourth line thereof, (ii) if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii) of this Amended and Restated Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii) will apply and (iii) Section 12.1(e) of the Equity Definitions is hereby amended by inserting the words “Shares (determined individually for each Share comprising the Basket) or” immediately before the word “voting” in the first line thereof.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:

Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Announcement Event:

If an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein), a Tender Offer or a Potential Adjustment Event (such occurrence, an “Announcement Event”), the Calculation Agent will determine the economic effect of such Announcement Event on the theoretical value of each Warrant (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Expiration Date or earlier date of termination for such Warrant and, if such economic effect is material, (i) the Calculation Agent will adjust the terms of such Warrant to reflect such economic effect to Dealer and determine the effective date of such adjustment or (ii) if the Calculation Agent determines, on or after the Announcement Date, that no adjustment it could make under clause (i) above is likely to produce a commercially reasonable result, notify the parties that such Warrant will be terminated (in whole or in part), in which case the amount payable upon such termination will be determined by Dealer pursuant to Section 12.7 of the Equity Definitions as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment (Calculation Agent Determination), as applicable, were applicable.  For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequence of Merger Events,” “Consequence of Tender Offers,” and/or Section 9(h)(ii) of this Master Confirmation with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination for such Warrant, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) inserting the words “Shares or” immediately before the words “voting shares” in the fifth line thereof, (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; and (v) inserting the words “, as determined by the Calculation Agent, or any subsequent public announcement of a change to such transaction or intention” at the end of each of clauses (i) and (ii) thereof.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment  (Calculation Agent Determination), at Dealer’s sole election; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange for any Shares comprising the Basket is located in the United States and the relevant Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if such Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange for such Shares and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement of the interpretation (whether or not formal)”, (iii) adding the words “or any Hedge Positions” after the word “Shares” in clause (X) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date or the Amendment and Restatement Date” and (v) adding the words “, or holding, acquiring or disposing of any Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof”.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)   Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof:  “in the manner contemplated by the Hedging Party on the Trade Date or the Amendment and Restatement Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof,  after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption (which may be a pro rata portion of the entire Transaction or the portion of the Transaction represented by the affected portion of the Basket)”.

Increased Cost of Hedging:	Applicable; provided that:

(i) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof:  “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk)”; and

(ii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting the following words immediately following the word “Transaction” in clause (C) thereof:  “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging (which may be a pro rata portion of the entire Transaction or the portion of the Transaction represented by the affected portion of the Basket)”.

Loss of Stock Borrow:

Applicable; provided that Section 12.9(a)(vii) of the Equity Definitions is hereby amended by inserting the phrase “(in each case, determined individually for each Share comprising the Basket)” immediately after the words “Hedging Shares” in the third line thereof.

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:

Applicable; provided that Section 12.9(a)(viii) of the Equity Definitions is hereby amended by inserting the phrase “(determined individually for each Share comprising the Basket)” immediately after the word “Transaction” in the second line thereof.

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable.

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.

Dealer; provided that all determinations and adjustments by the Calculation Agent hereunder shall be made in good faith and in a commercially reasonable manner; provided further that, upon receipt of a written request from Company following any determination or adjustment made by the Calculation Agent hereunder, the Calculation Agent shall, with reasonable promptness, provide Company with a written explanation describing in reasonable detail such determination or adjustment (including any quotations, market data or information from internal sources used in making such determination or adjustment, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or confidential).

5.Account Details.

(a)Account for payments to Company:

Bank:US Bank

ABA#:102000021

Acct No.:103690229663

Acct Name:Liberty Media Corporation

Account for delivery of Shares from Company:

Computer Share, c/o Melina Altman

(b)Account for payments to Dealer:

Bank:Wells Fargo Bank, N.A.

ABA#:121-000-248

Acct No.:01020304464228

Acct Name:WFB Equity Derivatives

Account for delivery of Shares to Dealer:

DTC 2072

Agent ID: 52196

Institution ID: 52196

6.Offices.

(a)The Office of Company for the Transaction is:  Inapplicable, Company is not a Multibranch Party.

(b)The Office of Dealer for the Transaction is: Charlotte

7.Notices.

(a)Address for notices or communications to Company:

Liberty Media Corporation

12300 Liberty Blvd

Englewood, CO 80112

Attention: Treasurer

Telephone No.:   (720) 771-0584

Facsimile No.:    (720) 875-6526

(b)Address for notices or communications to Dealer:

Notwithstanding anything to the contrary in the Agreement, all notices to Dealer in connection with the Transaction are effective only upon receipt of email message to CorporateDerivativeNotifications@wellsfargo.com.

8.Representations, Warranties and Agreements of Company.

Each of the representations and warranties of Company set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of October 10, 2013, between Company and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), was true and correct as of the Trade Date.  Company hereby further represents and warrants to, and agrees with, Dealer as of the Trade Date and on and as of the Premium Payment Date and the Amendment and Restatement Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Amended and Restated Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)Neither the execution and delivery of this Amended and Restated Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Amended and Restated Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)A number of Shares comprising the Basket equal to each applicable Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company.  The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, and CFTC regulations (17 CFR § 1.3)), other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act, because it is a corporation, partnership, organization, trust, or other entity (other than a commodity pool or a proprietorship) that has total assets exceeding $10,000,000.

(g)Company and each of its controlled affiliates is not, on the date of this representation, in possession of any material non-public information with respect to Company or any Shares.

(h)No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to any Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) such Shares; provided that Company makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or its affiliates solely as a result of their being a financial institution or broker-dealer.

(i)Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(k)(A) The assets of Company at their fair valuation exceed the liabilities of Company, including contingent liabilities, (B) the capital of Company is adequate to conduct the business of Company and (C) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(l)Company understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(m)On each day during the period starting on the First Expiration Date and ending on the last Expiration Date, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(n)Company has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(o)Prior to the Amendment and Restatement Date, Company shall deliver to Dealer a resolution of Company’s board of directors or an authorized committee thereof authorizing the amendment and restatement of the Transaction and such other certificate or certificates as Dealer shall reasonably request including but not limited to an incumbency certificate, dated as of the Amendment and Restatement Date, of Company in customary form.

9.Other Provisions.

(a)Opinions.  Company shall deliver to Dealer an opinion of counsel, dated as of the Amendment and Restatement Date, with respect to the matters set forth in Sections 8(a) through (d) of this Amended and Restated Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)Repurchase Notices.  Company shall, on any day on which Company effects any repurchase of any Shares comprising the Basket, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage for any Shares comprising the Basket (as defined below) as determined on the date of such Repurchase Notice is (i) greater than 8.0% and (ii) greater by 0.5% than the Warrant Equity Percentage for such Shares included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage for such Shares as of the Amendment and Restatement Date).  Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)Regulation M.  Company was not on the Trade Date, and will not on the First Expiration Date be, engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Company did not, until from or after the second Scheduled Trading Day immediately following the Effective Date, and will not, until the last Expiration Date, as applicable, engage in any such distribution.

(d)No Manipulation.  Company did not enter into the Transaction, is not amending and restating the Transaction and is not making any election hereunder to create actual or apparent trading activity in any Shares (or any security convertible into or exchangeable for any Shares) or to raise or depress or otherwise manipulate the price of any Shares (or any security convertible into or exchangeable for any Shares) or otherwise in violation of the Exchange Act.

(e)Transfer or Assignment.  Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer.  Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (it being understood that a partial transfer shall be of a pro rata portion of the entire Transaction) to any third party;  provided that Company will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer and assignment.  If at any time at which (A) the Section 16 Percentage with respect to any Shares comprising the Basket exceeds 7.5%, (B) the Warrant Equity Percentage with respect to any Shares comprising the Basket exceeds 14.5%, or (C) the Share Amount of any Shares comprising the Basket exceeds the Applicable Share Limit (if any applies) with respect to such Shares (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party).  Dealer shall notify Company of an Excess Ownership Position with respect to which it intends to seek to effect a transfer or assignment as soon as reasonably practicable after becoming aware of such Excess Ownership Position.  The “Section 16 Percentage” as of any day and with respect to any Shares comprising the Basket is the fraction, expressed as a percentage, (A) the numerator of which is the number of such Shares that Dealer and each person subject to aggregation of such Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer is a part, directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of such Shares outstanding.  The “Warrant Equity Percentage” as of any day and with respect to any Shares comprising the Basket is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of (x) the Number of Warrants, (y) the Number of Shares of such Shares comprising the Basket and (z) the Warrant Entitlement and (2) the aggregate number of such Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of such Shares outstanding.  The “Share Amount” as of any day and with respect to any Shares comprising the Basket is the number of such Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of such Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means, with respect to any Shares comprising the Basket, a number of such Shares equal to (A) the minimum number of such Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of such Shares outstanding.  Notwithstanding any other provision in this Amended and Restated Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)Dividends.  If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend or cash distribution occurs with respect to any Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, valuation, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend or distribution.

(g)Terms Relating to Agent.

(i)Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority, is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Company’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(ii)In addition to acting as Dealer’s agent in executing this Transaction, Agent is authorized from time to time to give written payment and/or delivery instructions to the Company directing it to make its payments and/or deliveries under this Transaction to an account of Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by the Company to Agent shall be treated as a payment or delivery to Dealer.

(iii)Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer or the Company under or in connection with this Transaction will be transmitted exclusively by such party to the other party through Agent at the following address:

Wells Fargo Securities, LLC

One Wells Fargo Center

301 South College Street, 7th floor

MAC D1053-070

Charlotte, NC 28202

Attn: Equity Derivatives/Kyle Saunders

DerivativeSupportOperations@WellsFargo.com

(iv)Agent shall have no responsibility or liability to Dealer or the Company for or arising from (i) any failure by either Dealer or the Company to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Dealer or the Company under or in connection with this Transaction.  Each of Dealer and the Company agrees to proceed solely against the other to collect or enforce any such obligations, and  Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.

(v)Upon written request, Agent will furnish to Dealer and the Company the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by Agent in connection with this Transaction.

(h)Additional Provisions.

(i)Amendments to the Equity Definitions:

(A)         Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)         Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)         Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)         Sections 12.2(e) and 12.3(d) of the Equity Definitions are hereby amended by, in each case, deleting the phrase  “termination of the Transaction, in which case ‘Cancellation and Payment’ will be deemed to apply” and replacing it with the phrase “termination of the Transaction (in whole or in part), in which case ‘Cancellation and Payment’ or ‘Partial Cancellation and Payment’, as applicable, will be deemed to apply.”

(E)         Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(F)         Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(G)         Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)Notwithstanding anything to the contrary in this Amended and Restated Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole discretion, any portion of the Transaction (which may be a pro rata portion of the entire Transaction or the portion of the Transaction represented by the affected portion of the Basket), shall be deemed the sole Affected Transaction;  provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction and/or a Basket comprising the Shares included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion and/or the Basket shall be adjusted to remove the affected portion of the Basket (in which case the Calculation Agent will adjust any relevant terms if necessary to preserve as nearly as practicable the economic terms of the Transaction for the remaining Shares):

(A)         any Person (as defined below), other than Company or its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act (an “Exchange Act Report”) disclosing that such Person has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of (a) one or more Shares comprising the Basket representing in the aggregate, as of the date of filing of such Exchange Act Report, more than 50% (or, in the case of a Permitted Holder, 60%) of the Company Market Capitalization or (b) Issuer’s voting common equity representing more than 50% (or, in the case of a Permitted Holder, 60%) of the voting power of Issuer’s common equity; provided that a filing that would otherwise result in an Additional Termination Event pursuant to this clause (A) will not constitute an Additional Termination Event if (x) the filing occurs in connection with a transaction in which each Share comprising the Basket is replaced by the securities of another corporation, partnership, limited liability company or similar entity and (y) no filing of Schedule TO (or any such schedule, form or report) is made or is in effect with respect to voting common equity representing more than 50% of the voting power of such other entity;

(B)         consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of Company pursuant to which each Share comprising the Basket will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and Issuer’s subsidiaries, taken as a whole, to any person other than one or more of Issuer’s subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions referred to for the purpose of this section as an “Event”) other than any Event where the holders of Issuer’s voting common equity immediately prior to such Event own, directly or indirectly, more than 50% of the voting power of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such Event, with such holders’ proportional voting power immediately after such Event being in substantially the same proportions as their respective voting power before such Event;

(C)         the Continuing Directors (as defined below) cease to constitute at least a majority of Company’s board of directors;

(D)         Company’s stockholders approve any plan or proposal for Company’s liquidation or dissolution;

(E)         any Shares comprising the Basket cease to be listed on at least one U.S. national securities exchange;

(F)         a default or defaults under any bonds, notes, debentures, or other evidences of indebtedness by Company or any Significant Subsidiary (as defined below) having, individually or in the aggregate, a principal or similar amount outstanding of at least $100.0 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $100.0 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(G)         the entry against Company or any Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $100.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(H)         Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); or

(I)         (a) There has been an announcement of an event that, if consummated, would constitute a Spin-off (as defined below) or Split-off (as defined below) consisting of all or substantially all of Company’s property and assets, (b) Company has not agreed to transfer this Transaction to the entity that would comprise all or substantially all of Company’s property and assets at the time of the Spin-off or Split-off, as applicable, whose equity interests are to be distributed in the Spin-off or Split-off, as applicable, in form and substance satisfactory to Dealer by the fifth Scheduled Trading Day prior to the anticipated effective date of the Spin-off or Split-off, as applicable, as determined by the Calculation Agent and (c) following such Spin-off or Split-off, as applicable, and based on the Calculation Agent’s anticipated adjustment to this Transaction resulting therefrom, the Calculation Agent determines either (i) the Company would not be the sole Issuer under this Transaction or (ii) this Transaction would not serve as a hedge in the manner contemplated by Dealer on the Amendment and Restatement Date.

Notwithstanding the foregoing, a transaction set forth in clause (A) or (B) above will not constitute an Additional Termination Event if at least 90% of the consideration to be paid to holders of each Share comprising the Basket, excluding cash payments for fractional shares, in the transaction or Event that would otherwise have constituted an Additional Termination Event consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or Event.

“Person” includes any person or group that would be deemed to be a “person” or “group” under Section 13(d) of the Exchange Act.

“Continuing Director” means a director who either was a member of Company’s board of directors on the Premium Payment Date or who becomes a member of Company’s board of directors subsequent to that date and whose election, appointment or nomination for election by Company’s stockholders, is duly approved by a majority of the continuing directors on Company’s board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Company on behalf of its entire board of directors in which such individual is named as nominee for director.

“Company Market Capitalization” means, as of any date of determination, the sum of the products of the number of outstanding shares of each Share comprising the Basket as of such date of determination, multiplied by the Last Reported Sale Price of such Share as of such date.

“Last Reported Sale Price” means, with respect to any Share comprising the Basket on any date, the closing sale price per such Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant Exchange.  The Last Reported Sale Price will be determined without reference to after-hours or extended market trading.  If such Share is not listed for trading on a U.S. securities exchange on the relevant date, then the “Last Reported Sale Price” of such Share will be the last quoted bid price for such Share in the over-the-counter market on the relevant date as reported by the OTC Markets Group, Inc. or similar organization.  If such Share is not so quoted, the “Last Reported Sale Price” of such Share will be determined by the Calculation Agent.

“Permitted Holder” means (1) John C. Malone and/or Gregory B. Maffei (Company’s current Chairman of the Board and President and Chief Executive Officer) (acting individually or in concert); (2) the spouses, siblings or lineal descendants (including adoptees) of the persons described in clause (1); (3) any trusts or private foundations created for the benefit of, or controlled by, any of the persons described in clauses (1) and (2) or any trusts or private foundations created for the benefit of any such trust or private foundation; (4) in the event of the incompetence or death of any of the persons described in clauses (1) and (2), such person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributes, in each case, who at any particular date shall beneficially own capital interests of Company; or (5) any group consisting solely of persons described in clauses (1)-(4).

“Significant Subsidiary” means any subsidiary of the Company that would constitute, or any group of subsidiaries of the Company that, taken as a whole, would constitute, a “significant subsidiary” within the meaning of Article 1 of Regulation S-X promulgated under the Securities Act as in effect on July 11, 2013.

“Spin-off” means payment of a dividend or other distribution on any Shares comprising the Basket of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Company.

“Split-off” means redemption of any Shares comprising the Basket for shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Company or of another entity.

(iii)In the event that the Calculation Agent determines, following consultation with Company, that there has occurred a material deterioration in the liquidity, or that there is a reasonable likelihood that there will occur a material deterioration in liquidity in the near-term future, of the Basket (or any Shares comprising the Basket) from the liquidity or expected liquidity assumed by the Calculation Agent in making its most recent adjustment hereunder (a “Liquidity Event”), the Calculation Agent will (x) adjust the terms of the Transaction to reflect the economic effect on the Transaction and/or the trading and other characteristics (and expected trading and other characteristics) of any Shares comprising the Basket to Dealer arising out of, or in connection with, such Liquidity Event and (y) determine the effective date of such adjustment; provided that, if the Calculation Agent determines that no adjustment that it could make hereunder would produce a commercially reasonable result, the Calculation Agent shall notify the parties that the relevant consequence shall be the termination of the Transaction or, at the option of the Dealer, the portion of the Transaction affected by such Liquidity Event (which may be a pro rata portion of the entire Transaction or the portion of the Transaction represented by the affected portion of the Basket), in which case Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment (Calculation Agent Determination), as applicable, shall be deemed to apply; provided, further, that, if following an adjustment for a Liquidity Event and consultation with Counterparty, the Calculation Agent determines the liquidity of the Basket (or any Shares comprising the Basket) has materially improved from the liquidity of the Basket or such Shares, as applicable, assumed by the Calculation Agent in making such adjustment, then the Calculation Agent will (a) adjust the terms of the Transaction to reflect the economic effect on the Transaction and/or the trading and other characteristics (and expected trading and other characteristics) of any Shares comprising the Basket to Dealer arising out of, or in connection with, such improvement in liquidity (but in no event shall any such adjustment result in terms that are more favorable to Counterparty than would have existed had the adjustment for such Liquidity Event not occurred) and (b) determine the effective date of such adjustment.

(iv)In the event of any announcement by, or on behalf of, any Issuer of (w) any event that, if consummated, would constitute a Potential Adjustment Event, Merger Event or Tender Offer where such event is withdrawn, discontinued or otherwise terminated or the terms thereof are changed or otherwise modified prior to consummation, (x) any Split-off, (y) any amendment to the Restated Certificate of Incorporation of Company dated as of April 15, 2016 (the “Charter”) that the Calculation Agent determines is material in the context of the Transaction, or (z) any event described in clauses (iii), (iv) or (v) of the definitions of “Exempt Sirius XM Group Disposition”, “Exempt Braves Group Disposition” or “Exempt Media Group Disposition” (each, as defined in the Charter), the Calculation Agent, following consultation with Company, may (a) make such adjustments to the exercise, settlement, payment or other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction and/or the trading and other characteristics (and expected trading and other characteristics) of any Shares comprising the Basket to Dealer of such event or announcement (taking into account a commercially reasonable hedge position and any losses or costs from any adjustments thereto resulting from the applicable announcement or event) (in each case, which may include, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Basket or any Shares comprising the Basket) and (b) determine the effective date of such adjustment; provided that, if the Calculation Agent determines that no adjustment that it could make hereunder would produce a commercially reasonable result, the Calculation Agent shall notify the parties that the relevant consequence shall be the termination of the Transaction or, at the option of the Dealer, the portion of the Transaction affected by such announcement or event (which may be a pro rata portion of the entire Transaction or the portion of the Transaction represented by the affected portion of the Basket), in which case Cancellation and Payment (Calculation Agent Determination) or Partial Cancellation and Payment (Calculation Agent Determination), as applicable, shall be deemed to apply.

(i)No Collateral or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation or termination, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means.  In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units.  In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation or termination, as applicable.  The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:

One Basket or, if any Shares comprising the Basket have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of one Basket with the affected Shares replaced with the type and amount of Exchange Property received by a holder of such Shares (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event.  If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)Registration/Private Placement Procedures.  If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below.  Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants.  The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Amended and Restated Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer).  The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of similar size, all reasonably acceptable to Dealer.  In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale.  Notwithstanding  anything to the contrary in the Agreement or this Amended and Restated Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements of similar size, all reasonably acceptable to Dealer.  If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply.  If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act; provided that Dealer shall use commercially reasonable efforts, taking into account prevailing market conditions, promptly to complete the sale of all Restricted Shares.  If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Restricted Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares.  If Company elects to pay the Additional Amount in Restricted Shares, the requirements and provisions for Registration Settlement shall apply.  This provision shall be applied successively until the Additional Amount is equal to zero.  In no event shall Company deliver a number of Restricted Shares greater than the applicable Maximum Number of Shares.

(iii)Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer shall not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage with respect to any Shares comprising the Basket would exceed 7.5%, or (ii) the Share Amount of any Shares comprising the Basket would exceed the Applicable Share Limit (if any applies).  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery (i) the Section 16 Percentage with respect to any Shares comprising the Basket would exceed 7.5%, or (ii) the Share Amount of any Shares comprising the Basket would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage with respect to the relevant Shares comprising the Basket would not exceed 7.5%, and (ii) the Share Amount of the relevant Shares comprising the Basket would not exceed the Applicable Share Limit.

(m)Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)Maximum Share Delivery.

(i)Notwithstanding any other provision of this Amended and Restated Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver to Dealer in connection with the Transaction a number of any Shares comprising the Basket greater than the product of the Maximum Number of Baskets and the relevant Number of Shares in the Basket (for any such Shares comprising the Basket, the “Maximum Number of Shares”), where “Maximum Number of Baskets” means two times the Number of Warrants multiplied by the Warrant Entitlement.

(ii)In the event Company shall not have delivered to Dealer the full number of any Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares of such class

(such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares of such class, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) such Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares of such class previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares of such class that are not reserved for other transactions; provided that in no event shall Company deliver any such Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of such Shares and Restricted Shares delivered to Dealer to exceed the applicable Maximum Number of Shares.  Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number and class of Shares subject to clause (A), (B) or (C) and the corresponding number of such Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(iii)Notwithstanding anything to the contrary in the Agreement, this Amended and Restated Confirmation or the Equity Definitions, the Maximum Number of Shares with respect to any Shares comprising the Basket shall not be adjusted on account of any event that (x) constitutes a Potential Adjustment Event solely on account of Section 11.2(e)(vii) of the Equity Definitions and (y) is not an event within Company’s control.

(q)Right to Extend.  Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (or some or all of the Shares comprising the Basket) (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants and/or the number of Shares being valued with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of any Shares comprising the Basket in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Amended and Restated Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided,  further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Amended and Restated Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Amended and Restated Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from

Change in Law, Hedging Disruption, Increased Cost of Hedging, a Liquidity Event, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(v)Early Unwind.  In the event the sale of the “Firm Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a) of the Original Confirmation, in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price.  Each of Dealer and Company represents and acknowledges to the other that, subject to the proviso included in this Section 9(v), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)Adjustments.  For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Amended and Restated Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(x)Delivery or Receipt of Cash.  For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Amended and Restated Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.

(y)Withholding Tax Imposed on Payments to Non-U.S. Parties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).  For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(z)Tax Representation and Tax Forms.

For the purposes of Section 3(f) of the Agreement, Dealer and Company each represent either (i) that they are “United States persons” within the meaning of Section 7701(a)(30) of the Code or (ii) that payments received or deemed received pursuant to this Amended and Restated Confirmation will be treated as income effectively connected with the conduct of a trade or business within the United States.

To the extent clause (i) applies, the relevant party shall deliver to the other party, on or prior to the Trade Date, a properly completed and executed Internal Revenue Service Form W-9.  To the extent clause (ii) applies, the relevant party shall deliver to the other party, on or prior to the Trade Date, a properly completed and executed Internal Revenue Service Form W-8ECI.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Amended and Restated Confirmation and returning it to us by facsimile at 212-214-5913 (Attention: Derivatives Structuring Group).

Very truly yours,

WELLS FARGO SECURITIES, LLC,		WELLS FARGO BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent of Wells Fargo Bank, National Association		By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Craig McCracken	By:	/s/ Craig McCracken
Name:	Craig McCracken	Name:	Craig McCracken
Title:	Managing Director	Title:	Managing Director

Accepted and confirmed as of the date first above written:

LIBERTY MEDIA CORPORATION

By:	/s/ Neal D. Dermer
Authorized Signatory
Name:	Neal D. Dermer
Vice President and Treasurer

Base Warrants Confirmation – Wells Fargo

Annex I

Shares Comprising the Basket

The Basket is comprised of the specified Shares listed below in the relative proportions and numbers set out in relation to each Class below.

Class	Number of Shares in Basket	Bloomberg Page
Series A Liberty SiriusXM common stock, par value USD 0.01 per share (Exchange symbol “LSXMA”)	1.00	Bloomberg page LSXMA <equity> AQR (or any successor thereto)
Series A Liberty Braves common stock, par value USD 0.01 per share (Exchange symbol “BATRA”)	0.10	Bloomberg page BATRA <equity> AQR (or any successor thereto)
Series A Liberty Media common stock, par value USD 0.01 per share (Exchange symbol “LMCA”)	0.25	Bloomberg page LMCA <equity> AQR (or any successor thereto)